Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 3, 2021, with respect to the consolidated financial statements of Arbe Robotics Ltd. and its subsidiary included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International
August 16, 2021
Tel Aviv, Israel